Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D and all amendments thereto with respect to the common stock of ImmuCell Corporation, and that this Joint Filing Agreement (this “Agreement”) be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

In witness hereof, the undersigned hereby executed this Agreement this 22nd day of May, 2024.

SRK CAPITAL, LLC

By: /s/ Sean Kirkwood

Name: Sean Kirkwood

Title: Manager

SRK FUND I, LP

By: SRK Capital, LLC,

as general partner

By: /s/ Sean Kirkwood

Name: Sean Kirkwood

Title: Manager

/s/ Sean Kirkwood

Sean Kirkwood, individually